Exhibit 3.1

CERTIFICATE OF OWNERSHIP

Joshua Riggs and Peter Hong certify that:

1.	They are the Chief Executive Officer and the Secretary, respectively, of Oncocyte Corporation, a California corporation, with California Entity Number 3231738 (the “Corporation”).

2.	This Corporation owns 100% of the outstanding shares of Insight Molecular Diagnostics Inc., a California corporation, with California Entity Number B20250144200.

3.	The board of directors of this Corporation duly adopted the following resolutions:

RESOLVED, that this Corporation merge Insight Molecular Diagnostics Inc., its wholly-owned subsidiary corporation, into itself and assume all its obligations pursuant to California Corporations Code section 1110; and

RESOLVED FURTHER, that Article One of the Corporation’s Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

ONE: The name of this corporation is Insight Molecular Diagnostics Inc.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 13, 2025

/s/ Joshua Riggs
Joshua Riggs, President

/s/ Peter Hong
Peter Hong, Secretary